State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 06/09/2011
FILED 08:00 AM 06/09/2011
SRV 110709742 - 3885078 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Fresh Medical Laboratories, Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000), of which twenty million (20,000,000) shall be shares of common stock, par value $.001 per share (the "Common Stock"), and ten million (10,000,000) shall be shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Fully paid stock of the Corporation shall not be liable to any further call or assessment. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance is not sufficient to permit conversion of the Preferred Stock. The relative powers, preferences, special rights, qualifications, limitations, and restrictions granted to or imposed on the respective classes of shares of capital stock or the holders thereof are as follows:

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of May, 2011.

By: ______________________
Authorized Officer

Title: President

Name: Steven C. Eror
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